Exhibit 99.1

OPTICAL CABLE CORPORATION 5290 Concourse Drive Roanoke, VA 24019 (Nasdaq GM: OCC) www.occfiber.com

AT THE COMPANY:

Neil Wilkin	Tracy Smith
Chairman, President & CEO	Senior Vice President & CFO
(540) 265-0690	(540) 265-0690
investorrelations@occfiber.com	investorrelations@occfiber.com

AT JOELE FRANK, WILKINSON BRIMMER KATCHER:

Andrew Siegel	Aaron Palash
(212) 355-4449 ext. 127	(212) 355-4449 ext. 103
occ-jfwbk@joelefrank.com	occ-jfwbk@joelefrank.com

FOR IMMEDIATE RELEASE

OPTICAL CABLE CORPORATION REPORTS

THIRD QUARTER 2015 FINANCIAL RESULTS

ROANOKE, VA, September 11, 2015 — Optical Cable Corporation (Nasdaq GM: OCC) (“OCC®” or the “Company”) today announced financial results for its fiscal third quarter ended July 31, 2015.

Third Quarter 2015 Financial Results

Consolidated net sales for the third quarter of fiscal year 2015 were $20.8 million, compared to net sales of $21.0 million for the third quarter of fiscal year 2014, a decrease of 1.1%. Net sales increased 11.3% in the third quarter of fiscal year 2015, compared to net sales of $18.7 million for the second quarter of fiscal year 2015.

Gross profit was $5.7 million in the third quarter of fiscal year 2015, compared to $7.3 million in the third quarter of fiscal 2014. Gross profit margin, or gross profit as a percentage of net sales, was 27.5% in the third quarter of fiscal year 2015, compared to 34.9% in the third quarter of fiscal year 2014.

Sales, general and administrative (“SG&A”) expenses decreased 9.9% to $6.1 million during the third quarter of fiscal year 2015, compared to $6.8 million for the same period last year. SG&A expenses as a percentage of net sales were 29.3% in the third quarter of fiscal year 2015, compared to 32.2% in the third quarter of fiscal year 2014, consistent with some of the Company’s cost cutting initiatives implemented near the end of fiscal year 2014.

Optical Cable Corp. – Third Quarter 2015 Earnings Release

OCC recorded a net loss attributable to the Company of $573,000, or $0.09 per basic and diluted share, for the third quarter of fiscal year 2015, compared to net income attributable to the Company of $292,000, or $0.04 per basic and diluted share, for the third quarter of fiscal year 2014.

Fiscal Year-to-Date 2015 Financial Results

Consolidated net sales for the first nine months of fiscal year 2015 decreased 1.6% to $56.8 million, compared to net sales of $57.7 million for the same period in fiscal year 2014. The Company achieved a year-over-year increase in net sales during the first nine months of fiscal year 2015 in its commercial markets; however, this increase was offset by decreases in net sales in its specialty markets.

Gross profit was $16.8 million in the first nine months of fiscal year 2015, compared to $19.4 million in the first nine months of fiscal 2014. Gross profit margin was 29.5% in the first nine months of fiscal year 2015, compared to 33.6% in the first nine months of fiscal year 2014.

SG&A expenses decreased 6.9% to $18.3 million for the first nine months of fiscal year 2015 from $19.6 million for the same period last year. SG&A expenses as a percentage of net sales were 32.2% in the first nine months of fiscal year 2015 compared to 34.0% in the first nine months of fiscal year 2014, consistent with some of the Company’s cost cutting initiatives implemented near the end of fiscal year 2014.

OCC recorded a net loss attributable to the Company of $1.3 million, or $0.21 per basic and diluted share, for the first nine months of fiscal year 2015, compared to a net loss of $263,000, or $0.04 per basic and diluted share, for the same period last year.

Management's Comments

Neil Wilkin, President and Chief Executive Officer of OCC, said, “We are pleased with our momentum in commercial markets, including the 11.3% sequential quarterly sales growth we achieved this quarter, and with our ability to cut SG&A expenses 6.9% fiscal year to date.”

Mr. Wilkin added, “Like others, we have experienced weakness in some of our larger specialty markets, including the mining, oil & gas and military markets. We have also experienced pricing pressure in certain markets, particularly the wireless carrier market. As a result, our net sales and gross profit margins were negatively impacted.”

“OCC is fortunate to operate in diverse markets—both by end-user market and by geography. This creates opportunities as we continue to market innovative new products and solutions, particularly connectivity products and solutions in our commercial markets,” Mr. Wilkin added.

“We remain focused on operational excellence and controlling costs, and we will continue to drive growth and value creation by investing in product innovation as well as manufacturing enhancements to extend our broad suite of top-tier integrated connectivity and cabling solutions. We believe these actions will result in improved gross profits and bottom line results. We are confident in the underlying strength of our business, our market position and our future prospects—strengths that are not diminished by current macroeconomic factors in some of our markets,” Mr. Wilkin said.

Optical Cable Corp. – Third Quarter 2015 Earnings Release

Mr. Wilkin added, “During the quarter, we announced a new share repurchase plan and another quarterly cash dividend, reflecting our confidence in our strategy, the long-term success of OCC and our commitment to delivering value for shareholders. We look forward to executing on our strategic plans in the fiscal fourth quarter to drive enhanced shareholder value.”

Conference Call Information

As previously announced, OCC will host a conference call today, September 11, 2015, at 11:00 a.m. Eastern Time. Individuals wishing to participate in the conference call should call (866) 610-1072 or (973) 935-2840. For interested individuals unable to join the call, a replay will be available through September 18, 2015, by dialing (800) 585-8367 or (404) 537-3406, pass code 31491425. The call will also be broadcast live over the Internet and can be accessed by visiting the investor relations section of the Company’s website at www.occfiber.com.

Company Information

Optical Cable Corporation (“OCC®”) is a leading manufacturer of a broad range of fiber optic and copper data communication cabling and connectivity solutions primarily for the enterprise market (or non-carrier market), offering an integrated suite of high quality products which operate as a system solution or seamlessly integrate with other providers’ offerings. OCC’s product offerings include designs for uses ranging from commercial, enterprise network, datacenter, residential and campus installations to customized products for specialty applications and harsh environments, including military, industrial, mining, petrochemical, wireless carrier and broadcast applications. OCC products include fiber optic and copper cabling, fiber optic and copper connectors, specialty fiber optic and copper connectors, fiber optic and copper patch cords, pre-terminated fiber optic and copper cable assemblies, racks, cabinets, datacom enclosures, fiber optic and copper patch panels, face plates, multi-media boxes, fiber optic reels and accessories and other cable and connectivity management accessories. OCC products are designed to meet the most demanding needs of end-users, delivering a high degree of reliability and outstanding performance characteristics.

OCC® is internationally recognized for pioneering the design and production of fiber optic cables for the most demanding military field applications, as well as of fiber optic cables suitable for both indoor and outdoor use, and creating a broad product offering built on the evolution of these fundamental technologies. OCC also is internationally recognized for its role in establishing copper connectivity data communications standards, through its innovative and patented technologies.

Founded in 1983, OCC is headquartered in Roanoke, Virginia with offices, manufacturing and warehouse facilities located in each of Roanoke, Virginia, near Asheville, North Carolina and near Dallas, Texas. OCC’s facilities are ISO 9001:2008 registered and OCC’s Roanoke and Dallas facilities are MIL-STD-790F certified.

Optical Cable Corp. – Third Quarter 2015 Earnings Release

Optical Cable Corporation, OCC®, Procyon®, Procyon Blade™, Superior Modular Products, SMP Data Communications, Applied Optical Systems, and associated logos are trademarks of Optical Cable Corporation.

Further information about OCC® is available at www.occfiber.com.

FORWARD-LOOKING INFORMATION

This news release by Optical Cable Corporation and its subsidiaries (collectively, the “Company” or “OCC”) may contain certain forward-looking information within the meaning of the federal securities laws. The forward-looking information may include, among other information, (i) statements concerning our outlook for the future, (ii) statements of belief, anticipation or expectation, (iii) future plans, strategies or anticipated events, and (iv) similar information and statements concerning matters that are not historical facts. Such forward-looking information is subject to known and unknown variables, uncertainties, contingencies and risks that may cause actual events or results to differ materially from our expectations, and such known and unknown variables, uncertainties, contingencies and risks may also adversely affect Optical Cable Corporation and its subsidiaries, the Company’s future results of operations and future financial condition, and/or the future equity value of the Company. A partial list of such variables, uncertainties, contingencies and risks that could cause or contribute to such differences from our expectations or that could otherwise adversely affect Optical Cable Corporation and its subsidiaries is set forth in Optical Cable Corporation’s quarterly and annual reports filed with the Securities and Exchange Commission (“SEC”) under the heading “Forward-Looking Information.” OCC’s quarterly and annual reports are available to the public on the SEC’s website at http://www.sec.gov. In providing forward-looking information, the Company expressly disclaims any obligation to update this information, whether as a result of new information, future events or otherwise except as required by applicable laws and regulations.

(Financial Tables Follow)

Optical Cable Corp. – Third Quarter 2015 Earnings Release

OPTICAL CABLE CORPORATION

Condensed CONSOLIDATED Statements OF OPERATIONS

(thousands, except per share data)

(unaudited)

	Three Months Ended		Nine Months Ended
	July 31,		July 31,
	2015	2014	2015	2014

Net sales	$20,781	$21,004	$56,816	$57,730
Cost of goods sold	15,072	13,666	40,053	38,324

Gross profit	5,709	7,338	16,763	19,406

SG&A expenses	6,084	6,756	18,279	19,638
Royalty expense, net	27	33	117	79
Amortization of intangible assets	3	10	8	29

Loss from operations	(405)	539	(1,641)	(340)

Interest expense, net	(114)	(85)	(319)	(309)
Other, net	3	(21)	8	2
Other expense, net	(111)	(106)	(311)	(307)

Loss before income taxes	(516)	433	(1,952)	(647)

Income tax expense (benefit)	46	(155)	(630)	(325)

Net loss	$(562)	$278	$(1,322)	$(322)

Net income (loss) attributable to noncontrolling interest	11	(14)	(31)	(59)

Net loss attributable to OCC	$(573)	$292	$(1,291)	$(263)

Net loss attributable to OCC per share: Basic and diluted	$(0.09)	$0.04	$(0.21)	$(0.04)

Weighted average shares outstanding: Basic and diluted	6,210	6,934	6,233	6,082

Cash dividends declared per common share	$0.02	$0.02	$0.06	$0.06

--MORE--

Optical Cable Corp. – Third Quarter 2015 Earnings Release

OPTICAL CABLE CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEET DATA

(thousands)

(unaudited)

	July 31, 2015	October 31, 2014
Cash	$556	$1,090
Trade accounts receivable, net	10,810	14,076
Inventories	18,621	17,518
Other current assets	3,051	2,693
Total current assets	33,038	35,377
Non-current assets	15,995	14,662
Total assets	$49,033	$50,039

Current liabilities	$7,603	$9,302
Non-current liabilities	12,625	10,431
Total liabilities	20,228	19,733
Total shareholders’ equity attributable to OCC	29,537	31,006
Noncontrolling interest	(732)	(700)
Total shareholders’ equity	28,805	30,306
Total liabilities and shareholders’ equity	$49,033	$50,039

###